EXHIBIT 10.2

Amendment No. 1 to Employment Agreement

Amendment No. 1 dated December 17, 2007 to the Employment Agreement dated May 2, 2005 (the “Agreement”) by and between Advanced Photonix, Inc., a Delaware corporation (the “Company”) and Robin Risser, an individual (the “Employee”). The Company and Employee wish to amend the Employment Agreement in order to conform to, and be interpreted to comply with, Section 409A of the Internal Revenue Code of 1986, as may be amended (the “Code”). Unless otherwise defined herein, capitalized terms shall have the respective meanings assigned to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants of the parties contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section E of the Agreement is amended by deleting the following sentence:

“In the event of a separation of Employee from the Company, all accrued vacation shall be paid at the then pro-rata hourly base rate of Employee in accordance with the Company’s regular procedures and practices in effect from time to time.”

Section E of the Agreement shall be further amended by adding the following sentence to the end of such Section:

“The bonus payable to Employee pursuant to this Section shall be paid to Employee as soon as practicable but within two and a half months following the Company’s fiscal year end for the year in which such bonus was earned.”

2. Section G of the Agreement is deleted in its entirety and replaced with the following:

“Death; Disability. Employee’s employment shall terminate immediately upon the Employee’s death and upon notice of termination by the Company in the event Employee’s employment is terminated as a result of Employee’s Disability (as defined in Section L). Upon any such termination of employment, all payments hereunder shall cease as of the date of termination of employment and the Company shall have no further obligations or liabilities hereunder to Employee or Employee’s estate or legal representative or otherwise, provided however, that any salary or benefits accrued and unpaid as of the date of termination (including amounts payable with respect to accrued but unused vacation and sick days) shall be paid to Employee or Employee’s estate, or legal representative or otherwise, as appropriate, within 60 days after the date of such termination of employment.”

3. Section L shall be amended by deleting the last paragraph of this Section and replacing it with the following paragraphs:

“In the event Employee’s employment is terminated by the Company for Cause, the Company’s obligations under this Agreement will terminate and the Company will have no obligations to make any additional payments of any kind, provided, however, that the Company shall pay Employee any accrued and unpaid salary payable to the Employee through the date of termination (including amounts payable with respect to accrued but unused vacation and sick days) (the “Accrued Obligations”) in a lump sum payment within 60 days after the date of such termination of employment.”

In the event of a termination of Employee’s employment by the Company without Cause or by Employee for Good Reason (a ‘Separation from Service’), the Company shall pay Employee a lump sum payment equal to any Accrued Obligations plus a severance payment equal to his Base Pay for the balance of the then remaining Employment Term within 90 days after the date of the Separation from Service (the ‘Payment Date’) and shall continue to provide medical, dental, life insurance, disability and similar benefits to the extent available to Employee as of the date of the Separation from Service through the remainder of the Employment Term, provided that Employee and the Company shall have executed a reciprocal release in such form as may be reasonably required by the Company and acceptable to Employee within 60 days after the date of the Separation from Service. In the event such release is not executed by Employee on or prior to 60 days after the date of Employee’s Separation from Service, the Company shall have no obligation to make any additional payments or provide any benefits to Employee of any kind, except for the lump sum payment for any Accrued Obligations. With respect to the provision of benefits pursuant to this paragraph, the provision of benefits in kind to Employee or the provision of reimbursement to Employee therefore shall be subject to the following conditions: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during Employee’s taxable year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided to Employee in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits may not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this paragraph, if as of the date of such Separation from Service, Employee is a ‘specified employee’ within the meaning of Section 409A of the Code, the payments and benefits which may be made or provided to Employee pursuant to this paragraph prior to the date which is six months and one day after the date of Employee’s Separation from Service shall be limited to (i) any Accrued Obligations plus (ii) the medical and dental benefits, if any, to be provided in accordance with this paragraph plus (iii) such benefits (to be selected by the Employee from the benefits to be provided under this paragraph) in an aggregate amount not to exceed the amount described in Section 402(g)(1)(B) of the Code for the calendar year in which the Separation from Service occurred. To the extent that the preceding provisions of this paragraph would require payment to Employee during the six month period commencing on the date of termination in excess of this limitation, then any such excess shall be paid to Employee (without interest) in a lump sum on the date that is six months plus one day after the date of Employee’s Separation from Service.”

Except as modified herein, the Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

ADVANCED PHOTONIX, INC.		EMPLOYEE

By:	/s/Richard D. Kurtz	/s/Robin Risser
	Richard D. Kurtz, CEO	Robin Risser, CFO